Exhibit 12.2
                                                                        8/6/2004


                               GULF POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2003 and the year to date June 30, 2004

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                                                                                                                           Six
                                                                                                                          Months
                                                                                                                          Ended
                                                                                  Year ended December 31,                June 30,
                                                              -------------------------------------------------------    ----------
                                                                 1999        2000      2001       2002        2003         2004
                                                                 ----        ----      ----       ----        ----         ----
                                                              ------------------------------Thousands of Dollars-------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                                  $ 86,515    $ 82,607   $ 89,716   $104,397    $110,104     $57,263
Interest expense, net of amounts capitalized                    26,860      28,086     25,034     31,452      31,069      17,179
Distributions on mandatorily redeemable preferred securities     6,200       6,200      6,477      8,524       7,085       1,113
AFUDC - Debt funds                                                   0         440      2,510      1,392         314         385
                                                              ---------   ---------  ---------  ---------   ---------    --------
Earnings as defined                                           $119,575    $117,333   $123,737   $145,765    $148,572     $75,940
                                                              =========   =========  =========  =========   =========    ========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                                    $ 21,375    $ 22,622   $ 24,520   $ 28,815    $ 27,194     $13,815
Interest on affiliated loans                                         0           0        396        629         202       1,218
Interest on interim obligations                                  2,371       2,804        768        446         197           0
Amort of debt disc, premium and expense, net                     1,989       2,047      2,059      2,591       2,895       1,553
Other interest charges                                           1,126       1,052       (199)       363         895         978
Distributions on mandatorily redeemable preferred securities     6,200       6,200      6,477      8,524       7,085       1,113
                                                              ---------   ---------  ---------  ---------   ---------    --------
Fixed charges as defined                                        33,061      34,725     34,021     41,368      38,468      18,677
Tax deductible preferred dividends                                  20          20         20         20          20           3
                                                              ---------   ---------  ---------  ---------   ---------    --------
                                                                33,081      34,745     34,041     41,388      38,488      18,680
                                                              ---------   ---------  ---------  ---------   ---------    --------
Non-tax deductible preferred dividends                             197         214        197        197         197         105
Ratio of net income before taxes to net income                x  1.606    x  1.586   x  1.535   x  1.552    x  1.590     x 1.593
                                                              ---------   ---------  ---------  ---------   ---------    --------
Pref dividend requirements before income taxes                     316         339        302        306         313         167
                                                              ---------   ---------  ---------  ---------   ---------    --------
                                                              ---------   ---------  ---------  ---------   ---------    --------
Fixed charges plus pref dividend requirements                 $ 33,397    $ 35,084   $ 34,343   $ 41,694    $ 38,801     $18,847
                                                              =========   =========  =========  =========   =========    ========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS                                  3.58        3.34       3.60       3.50        3.83        4.03
                                                                 =====       =====      =====      =====       =====       ====

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